Exhibit 4.1
HELIX TECHNOLOGY CORPORATION

1996 EQUITY INCENTIVE PLAN

(As Amended and Restated)
1. Purpose and History
The purpose of the Helix Technology Corporation 1996 Equity Incentive Plan (the “Plan”) as amended and restated is to attract and retain key employees, consultants, and directors of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.
The Plan was originally established in 1996, and is hereby being amended and restated. The Company has also maintained the Helix Technology Corporation Stock Option Plan for Non-Employee Directors (the “Directors’ Plan”). As part of this amendment and restatement of the Plan, the non-employee directors of the Company shall become eligible to participate in this Plan, any remaining shares of Common Stock available for grant under the Directors’ Plan shall become available for issue under this Plan, and upon approval of the stockholders of this amendment and restatement no further options shall be granted under the Directors’ Plan. Any options that are outstanding under the Directors’ Plan as of the date of stockholder approval of this amendment and restatement shall continue to be governed by the terms of the Directors’ Plan and the relevant grant agreements except as otherwise specifically provided in this Plan.
2. Definitions
“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.
“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Foreign National Award granted under the Plan.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.
“Committee” means one or more committees each comprised of not less than three members of the Board appointed by the Board to administer the Plan or a specified portion thereof. If a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “disinterested person” or the equivalent within the meaning of applicable Rule 16b-3 under the Exchange Act or an “outside director” or the equivalent within the meaning of Section 162(m) of the Code, respectively.
“Common Stock” or “Stock” means the Common Stock, $1.00 par value, of the Company.
“Company” means Helix Technology Corporation.
“Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.
“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.
“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

“Foreign National Award” — See Section 9(i).
“Incentive Stock Option” — See Section 6(a).
“Nonstatutory Stock Option” — See Section 6(a).
“Option” — See Section 6(a).
“Participant” means a person selected by the Committee to receive an Award under the Plan.
“Performance Goals” means with respect to any Performance Period, one or more objective performance goals based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period as shall meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m): (i) increases in the price of the Common stock, (ii) market share, (iii) sales, (iv) revenue, (v) return on equity, assets, or capital, (vi) economic profit (economic value added), (vii) total shareholder return, (viii) costs, (ix) expenses, (x) margins, (xi) earnings or earnings per share, (xii) cash flow, (xiii) customer satisfaction, (xiv) operating profit, (xv) research and development, (xvi) product development, (xvii) manufacturing, or (xviii) any combination of the foregoing, including without limitation, goals based on any of such measures relative to appropriate peer groups or market indices. Such Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.
“Performance Period” means the period of service designated by the Committee applicable to an Award subject to Section 9(l) during which the Performance Goals will be measured.
“Reporting Person” means a person subject to Section 16 of the Exchange Act.
“Restricted Period” — See Section 8(a).
“Restricted Stock” — See Section 8(a).
“Restricted Stock Unit” — See Section 8(c)
“Stock Appreciation Right” or “SAR” — See Section 7(a).
3. Administration
The Plan shall be administered by the Committee. The Committee shall determine which eligible employees, consultants, and directors will receive Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award agreement, and to remedy any ambiguities or inconsistencies therein. The Committee’s decisions shall be subject to final ratification by the full Board. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not subject to Section 16 of the Exchange Act and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant, and such other features of the Awards as required by applicable law.
4. Eligibility
All employees and, in the case of Awards other than Incentive Stock Options under Section 6, directors and consultants of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company, are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to eligible employees of the Company or its Affiliates.

5. Stock Available for Awards
(a) Amount. Subject to adjustment under Section 5(b), Awards may be made under the Plan for up to 1,800,000 shares of Common Stock, together with all shares of Common Stock available for issue under the Directors’ Plan as of the date of the approval of this amendment and restatement by the Company’s stockholders. If any Award (including any grant under the Directors’ Plan) expires or is terminated unexercised, or is forfeited or settled in cash or in a manner that results in fewer shares outstanding than were awarded, then the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
(b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the exercise price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.
(c) Limit on Individual Grants. The maximum number of shares of Common Stock subject to all Awards that may be granted under this Plan to any Participant in the aggregate in any calendar year shall not exceed 200,000 shares, subject to adjustment under subsection (b). With respect to any Award settled in cash that is intended to satisfy the requirements for “performance-based compensation” (within the meaning of Section 162(m)(4)(C) of the Code), no more than $5,000,000 may be paid to any one individual with respect to each year of a Performance Period.
6. Stock Options
(a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”), and (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant.
(b) Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter; provided that (i) no Option shall be exercisable after the expiration of ten years from the date the Option is granted, and (ii) no Option may be granted with a reload feature which provides for an automatic grant of additional or replacement options upon the exercise of an Option. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable securities laws, as it considers necessary or advisable.
(c) Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or to the extent permitted by the Committee at or after the grant of the Option, pursuant to any of the following methods: (i) by actual delivery or attestation of ownership of shares of Common Stock owned by the Participant, including vested Restricted Stock, (ii) by retaining shares of Common Stock otherwise issuable pursuant to the Option, (iii) for consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company, or (iv) for such other lawful consideration as the Committee may determine.
7. Stock Appreciation Rights
(a) Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”) in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property.
(b) Exercise Price. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. An SAR granted in tandem with an Option shall have an exercise price not less than the exercise price of the related Option. An SAR granted alone and unrelated to an Option may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant.
(c) Limited SARs. An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during a specified period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.
8. Restricted Stock and Restricted Stock Units
(a) Grant of Restricted Stock. Subject to the provisions of the Plan, the Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.
(b) Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary.
(c) Restricted Stock Units. Subject to the provisions of the Plan, the Committee may grant the right to receive in the future shares of Common Stock subject to forfeiture (“Restricted Stock Units”) and determine the duration of the Restricted Period during which, and the conditions under which, the Award may be forfeited to the Company and the other terms and conditions of such Awards. Restricted Stock Unit Awards shall constitute an unfunded and unsecured obligation of the Company, and shall be settled in shares of Common Stock or cash, as determined by the Committee at the time of grant or thereafter. Such Awards shall be made in the form of “units” with each unit representing the equivalent of one share of Common Stock.
9. General Provisions Applicable to Awards
(a) Transferability. Except as otherwise provided in this Section 9(a), an Award (i) shall not be transferable other than as designated by the Participant by will or by the laws of descent and distribution, and (ii) may be exercised during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. In the discretion of the Committee, any Award may be transferable upon such terms and conditions and to such extent as the Committee determines at or after grant, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code.
(b) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.
(c) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. In addition to the authority granted to the Committee in Section 9(l) to make Awards to Covered Employees which qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the Company may grant Awards subject to such performance conditions (including performance-based vesting) as it shall determine in its discretion. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(d) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.
(e) Termination of Employment or Service. The Committee shall determine and set forth in the grant agreement evidencing the Award the effect on an Award of the disability, death, retirement or other termination of employment or service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder. Unless the Committee provides otherwise in any case, a Participant’s employment or service shall have terminated for purposes of this Plan at the time the entity by which the Participant is employed or to which the Participant renders service ceases to be an Affiliate of the Company.
(f) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company as defined by the Committee (a “Change in Control”), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the Change in Control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the Change in Control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.
(g) Loans. The Committee may not authorize the making of loans to Participants in connection with the grant or exercise of any Award under the Plan.
(h) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.
(i) Foreign National Awards. Notwithstanding anything to the contrary contained in this Plan, Awards may be made to Participants who are foreign nationals or employed or performing services outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.
(j) Amendment of Award. Except as provided in Section 9(k), the Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless (i) the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the action is permitted by the terms of the Plan.
(k) No Repricing of Options. Notwithstanding anything to the contrary in the Plan, the Company shall not engage in any repricing of Options granted under this Plan (including those granted under the Directors’ Plan) without further stockholder approval. For this purpose, the term “repricing” shall mean any of the following or other action that has the same effect: (i) lowering the exercise price of an Option after it is granted, (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) canceling an Option at a time when its exercise price exceeds the fair market value of the underlying stock in exchange for another Option, Restricted Stock, or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.
(l) Code Section 162(m) Provisions. If the Committee determines at the time an Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that the Participant’s right to receive cash, Shares, or other property pursuant to such Award shall be subject to the satisfaction of Performance Goals during a Performance Period. Prior to the payment of any Award subject to this Section 9(l), the Committee shall certify in writing that the Performance Goals and other material terms applicable to such Award were satisfied. Notwithstanding the attainment of Performance Goals by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9(l) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.
(m) Minimum Vesting Requirements. Each Stock Option and SAR granted under the Plan shall vest in accordance with a schedule which does not permit more than one-third of each such Award to vest on each of the three succeeding anniversaries of the date of grant of the Award. Each Award of Restricted Stock or Restricted Stock Units shall vest in accordance with a schedule which does not permit such Award to vest prior to the third anniversary of the date of grant of the Award. These minimum vesting requirements shall not, however, preclude the Committee from exercising its discretion to (i) accelerate the vesting of any Award upon retirement, termination of employment by the Company, death or disability, (ii) accelerate the vesting of an Award in accordance with Section 9(f), (iii) establish a shorter vesting shedule for consultants, directors, or newly-hired employees, (iv) establish a shorter vesting schedule for Awards that are granted in exchange for or in lieu of the right to receive the payment of an equivalent amount of salary, bonus, or other cash compensation, or (v) establish a performance-based vesting schedule in accordance with Section 9(c) or Section 9(l).
10. Miscellaneous
(a) No Right To Employment. No person shall have any claim or right to be granted an Award. Neither the Plan nor any Award hereunder shall be deemed to give any employee the right to continued employment or service or to limit the right of the Company to discharge any Participant at any time.
(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.
(c) Effective Date. Subject to the approval of the stockholders of the Company, the amendment and restatement of the Plan shall be effective on March 16, 2004.
(d) Amendment and Term of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement. Unless terminated earlier by the Board, or extended by subsequent approval of the Company’s stockholders, the term of the Plan shall expire on April 28, 2014, and no further Awards shall be made thereafter.
(e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.
This Plan, as amended and restated, was approved by the Board of Directors on March 16, 2004.
This Plan, as amended and restated, was approved by the stockholders on April 28, 2004.